As filed with the Securities and Exchange Commission on July 1, 2011
Registration No. 333-163167

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to
Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
GSI Commerce, Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-2958132
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
(610) 491-7000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Paul D. Cataldo
General Counsel and Secretary
GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
Telephone: (610) 491-7000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Richard B Aldridge
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Telephone: (215) 963-5000
     Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters that Common Stock and Preferred Stock and those Depositary Shares, Warrants to Purchase Common Stock, Preferred Stock, Depositary Shares, or Debt Securities, Subscription Rights to Purchase Common Stock, Preferred Stock, Depositary Shares, or Debt Securities, Debt Securities, Share Purchase Contracts, Share Purchase Units, and Units that remain unsold hereunder as of the date hereof.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment (this “Post-Effective Amendment”) filed by GSI Commerce, Inc. (the “Company”), removes from registration all securities registered under the Registration Statement on Form S-3 (No. 333-163167) (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on November 18, 2009, pertaining to the registration of Common Stock, Preferred Stock, Depositary Shares, Warrants to Purchase Common Stock, Preferred Stock, Depositary Shares, or Debt Securities, Subscription Rights to Purchase Common Stock, Preferred Stock, Depositary Shares, or Debt Securities, Debt Securities, Share Purchase Contracts, Share Purchase Units, and Units, which securities remain unsold hereunder as of the date hereof.
     On March 27, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with eBay Inc. (“Parent”) and Gibraltar Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. The Merger is effective as of June 17, 2011 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.
     At the Effective Time, each issued and outstanding share of Company Common Stock (other than shares held by Parent, Merger Sub, the Company or any of their respective subsidiaries or shares held by stockholders who had properly exercised and perfected appraisal rights under Delaware law) were canceled and converted into the right to receive $29.25 in cash, without interest (the “Merger Consideration”). To the extent that any outstanding shares of Company Common Stock were unvested or subject to a repurchase option, risk of forfeiture or other contractual right as of the Effective Time, such shares were converted into Merger Consideration that will remain unvested and subject to such rights, as applicable, and need not be paid until such time as such repurchase option, risk of forfeiture or other contractual right lapses or otherwise terminates. Each outstanding stock option of the Company, to the extent vested immediately prior to the Effective Time was converted into the right to receive an amount equal to the number of shares of Company Common Stock underlying the option multiplied by the difference between the Merger Consideration and the exercise price per share of such option. Each outstanding stock option of the Company, to the extent unvested immediately prior to the Effective Time, was converted into an option to purchase Parent common stock in an amount equal to the number of shares of Company Common Stock underlying such option immediately prior to the Effective Time, multiplied by a conversion ratio of 0.982466747 (the “Conversion Ratio”). Each Company restricted stock unit that was outstanding and unvested immediately prior to the Effective Time was converted into a restricted stock unit representing the right to receive the number of shares of Parent common stock equal to the number of shares of Company Common Stock subject to such restricted stock unit immediately prior to the Effective Time multiplied by the Conversion Ratio.
     In addition, as previously disclosed in the Company’s Current Report on Form 8-K filed with the Commission on June 13, 2011, pursuant to that certain memorandum of understanding, dated June 10, 2011 (the “MOU”), entered into with respect to the consolidated action captioned In Re GSI Commerce, Inc. Shareholder Litigation, Consol. C.A. No. 6346-VCN, pending in the Court of Chancery of the State of Delaware, Parent will pay a settlement amount (the “Settlement Amount”) equal to $0.33 per share to the Company’s stockholders who held Common Stock and/or vested Company equity incentive awards at the Effective Time and, with respect to Company equity incentive awards that are unvested at the Effective Time, such $0.33 per share Settlement Amount will be included in the calculation of the Conversion Ratio, but excluding, in each instance, (1) Common Stock and Company equity incentive awards held by the Company’s directors and senior officers and (2) any shares of Common Stock that are obtained through a conversion of any Company debt securities on or after June 9, 2011. The payment of the Settlement Amount is separate and distinct from the payment of the Merger Consideration to be paid pursuant to the terms of the Merger Agreement to all of the stockholders of the Company (including those who will not receive the Settlement Amount) but will be paid contemporaneously with the payment of such Merger Consideration. In addition, pursuant to the indenture relating to the Company’s 2.50% Convertible Senior Notes due 2027 (the “Notes”), as supplemented, the Notes will be converted into the right to receive an amount in cash calculated based on the holders of the Notes receiving the $29.25 per share Merger Consideration plus an additional $0.33 per share.

     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered hereunder which remain unsold at the termination of the offering described hereunder, the Company hereby removes from registration all securities registered under the Registration Statement which remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, Commonwealth of Pennsylvania, on July 1, 2011.

GSI COMMERCE, INC.
By:	/s/ Scott Rosenberg
	Name:	Scott Rosenberg
	Title:	Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher Saridakis Christopher Saridakis	Director and President (Principal Executive Officer)	July 1, 2011

/s/ Scott Rosenberg Scott Rosenberg	Chief Financial Officer (Principal Financial and Accounting Officer)	July 1, 2011

/s/ Michael R. Jacobson Michael R. Jacobson	Director	July 1, 2011

/s/ Robert H. Swan Robert H. Swan	Director	July 1, 2011